Exhibit (a)(25)


                       IN THE UNITED STATES DISTRICT COURT
                        FOR THE WESTERN DISTRICT OF VIRGINIA
                                 LYNCHBURG DIVISION

-------------------------------------------
ARVINMERITOR, INC. and DELTA               :
ACQUISITION CORPORATION,                   :
                                           :
                  Plaintiff and            :
                  Counterclaim             :
                  Defendants,              :  Civil Action No. 6:03CV00047
                                           :
      v.                                   :
                                           :  REPLY TO COUNTERCLAIMS
DANA CORPORATION,                          :  BY ARVINMERITOR, INC. and
                                           :  DELTA ACQUISITION CORPORATION
                  Defendant and            :
                  Counterclaim Plaintiff   :
and                                        :
                                           :
JOSEPH M. MAGLIOCHETTI, BENJAMIN F.        :
BAILAR, A. CHARLES BAILLIE, EDMUND M.      :
CARPENTER, ERIC CLARK, GLEN H. HINDER,     :
JAMES P. KELLY, MARILYN R. MARKS, RICHARD  :
B. PRIORITY, FERNANDO M. SENDEROS, and     :
CHERYL W. GRISE                            :
                                           :
                  Defendants.              :
------------------------------------------x

     Plaintiffs and Counterclaim Defendants ArvinMeritor, Inc., and Delta Acquisition Corporation (individually and collectively, "ArvinMeritor"), by its undersigned attorneys, for its Reply to the Counterclaim of Defendant Dana Corporation ("Dana's Counterclaims"), respond as follows:

     1. Any the allegations of paragraph 85 of Dana's Counterclaims, except aver that no response is required as to conclusions of law asserted by Dana Corporation ("Dana").

     2. Deny the allegations of paragraph 86 of Dana's Counterclaims, except admit that there are certain overlaps between ArvinMeritor's and Dana's businesses, and aver that ArvinMeritor Chairman and CEO Larry Yost ("Mr. Yost") has stated that "we'll be able to get all


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of the regulatory approvals that are necessary," and that no response is required as to Dana's conclusions of law.

     3. Deny the allegations of paragraph 87 of Dana's Counterclaims and aver that ArvinMeritor filed its Hart-Scott-Rodino Act submission on August 22, 2003, and that the tender offer has been extended through 5:00 p.m. on October 2, 2003.

     4. Deny the allegations of paragraph 88 of Dana's Counterclaims, respectfully refer the Court to the Tender Offer Materials,1 as amended, and Plaintiffs' July 14, 2003 press release for their contents, and aver that no response is required as to Dana's conclusions of law.

     5. Deny the allegations of paragraph 89 of Dana's Counterclaims, respectfully refer the Court to the Tender Offer Materials, as amended, for their contents, and aver that as disclosed therein, ArvinMeritor currently intends to acquire all Dana common stock through consummation of either a two-step merger or through an alternative business combination.

     6. Deny the allegations of paragraph 90 of Dana's Counterclaims, and respectfully refer the Court to the Tender Offer Materials, as amended for their contents.

     7. Deny the allegations of paragraph 91 of Dana's Counterclaims, except aver that ArvinMeritor has stated that the proposed merger can result in savings of $200 million of integration cost synergies, and respectfully refer the Court to the Tender Offer Materials, as amended, for their contents.

     8. Deny the allegations of paragraph 92 of Dana's Counterclaims.

     9. Admit on information and belief the allegations of paragraph 93 of Dana's Counterclaims.

     10. Deny the allegations of paragraph 94 of Dana's Counterclaims, except admit that ArvinMeritor is an Indiana corporation with its headquarters in Troy, Michigan, is a global supplier of components, modules, and systems to various industries, and that it competes in some markets with Dana.

     11. Admit the allegations of paragraph 95 of Dana's Counterclaims.

---------------
(1) Capitalized terms not otherwise defined herein have meanings as defined in Plaintiffs' First Amended Complaint for Declaratory and Injunctive Relief.


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     12. Aver that this allegations in paragraph 96 of Dana's Counterclaims state conclusions of law to which no response is required.

     13. Deny the allegations of paragraph 97 of Dana's Counterclaims, except aver that on June 4, 2003, Mr. Yost telephoned Dana's Chairman and CEO Joseph Magliochetti ("Mr. Magliochetti") to relay ArvinMeritor's offer to purchase Dana at a price of $14.00 per share in cash; that Mr. Yost followed up his call with two letters to Dana and W. Magliochetti, one on June 4, 2003, and one on June 16, 2003, memorializing ArvinMeritor's proposal; and that first Mr. Magliochetti, and then Dana's Board of Directors, rejected ArvinMeritor's proposal.

     14. Admit the first four sentences of allegations of paragraph 98 of Dana's Counterclaims, deny the remainder of the allegations of that paragraph and respectfully refer the Court to the Tender Offer Materials, as amended for their contents.

     15. Deny the allegations of paragraph 99 of Dana's Counterclaims, except admit that Dana rejected ArvinMeritor's offer on July 22, 2003.

     16. Deny the allegations of paragraph 100 of Dana's Counterclaims, respectfully refer the Court to the Tender Offer Materials, as amended, for their contents, and aver that no response is required as to Dana's conclusions of law.

     17. Deny the allegations of paragraph 101 of Dana's Counterclaims and aver that Dana and ArvinMeritor are major producers in North America of axels, drive shafts, and foundation brakes for medium- and heavy-duty trucks, and suppliers of complete drive-train systems for heavy trucks, and have joint arrangements with Eaton and ZF, respectively, to supply such systems; that in certain markets Dana's and ArvinMeritor's combined market share is between 80% and 100%; and that no response is required as to Dana's conclusions of law.

     18. Deny the allegations of paragraph 102 of Dana's Counterclaims, except aver that ArvinMeritor filed its Hart-Scott-Rodino Act submission on August 22, 2003, and that the tender offer has been extended to 5:00 p.m. on October 2, 2003.

     19. Deny the allegations of paragraph 103 of Dana's Counterclaims, and respectfully refer the Court to the Tender Offer Materials, as amended, and to the transcript of the July 8, 2003 conference call for their contents.

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     20. Deny the allegations of paragraph 104 of Dana's Counterclaims.

     21. Deny the allegations of paragraph 105 of Dana's Counterclaims and respectfully refer the Court to the Tender Offer Materials, as amended, for their contents.

     22. Deny the allegations of paragraph 106 of Dana's Counterclaims and respectfully refer the Court to the Tender Offer Materials, as amended, and the July 14, 2003 press release for their contents.

     23. Deny the allegations of paragraph 107 of Dana's Counterclaims and respectfully refer the Court to the Tender Offer Materials, as amended, for their contents.

     24. Deny the allegations of paragraph 108 of Dana's Counterclaims and respectfully refer the Court to the publications of the rating agencies for their contents.

     25. Deny the allegations of paragraph 109 of Dana's Counterclaims except aver that ArvinMeritor has stated that the proposed merger can result in savings of $200 million of integration cost synergies, and respectfully refer the Court to the Tender Offer Materials, as amended, and to the July 1, 2003 edition of THE DETROIT FREE PRESS for their contents.

     26. Deny the allegations of paragraph 110 of Dana's Counterclaims and respectfully refer the Court to the Tender Offer Materials, as amended, for their contents.

     27. Deny the allegations of paragraph 111 of Dana's Counterclaims, respectfully refer the Court to the Tender Offer Materials, as amended, for their contents, and aver that Dana's directors have rejected ArvinMeritor's offer.

     28. Deny the allegations of paragraph 112 of Dana's Counterclaims and aver that no response is required to the conclusions of law asserted in the paragraph.

     29. Deny the allegations of paragraph 113 of Dana's Counterclaims.

     30. Deny the allegations of paragraph 114 of Dana's Counterclaims; respectfully refer the Court to the Tender Offer Materials, as amended, for their contents; and aver that no response is required as to Dana's conclusions of law.

     31. Deny the allegations of paragraph 115 of Dana's Counterclaims, respectfully refer the Court to the Tender Offer Materials, as amended, for their contents, and aver that no response is required as to the non-factual allegations in the paragraph.


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     32. Deny the allegations of paragraph 116 of Dana's Counterclaims and respectfully refer the Court to the Tender Offer Materials, as amended, for their contents.

     33. Deny the allegations of paragraph 117 of Dana's Counterclaims; respectfully refer the Court to the Tender Offer Materials, as amended, for their contents; and aver that no response is required as to Dana's conclusions of law.

     34. Deny the allegations of paragraph 118 of Dana's Counterclaims.

     35. Deny the allegations of paragraph 119 of Dana's Counterclaims.

     36. Deny the allegations of paragraph 120 of Dana's Counterclaims.

     37. Deny the allegations of paragraph 121 of Dana's Counterclaims.

     38. Deny the allegations of paragraph 122 of Dana's Counterclaims.

     39. Deny the allegations of paragraph 123 of Dana's Counterclaims and aver that paragraph 123 states conclusions of law to which no response is required.

     40. Deny the allegations of paragraph 124 of Dana's Counterclaims.

     41. In response to paragraphs 125 of Dana's counterclaims, repeat and reallege their allegations in paragraphs 1 through 84 of the First Amended Complaint for Declaratory and Injunctive Relief, and their answers to paragraphs 85 through 124 to Dana's Counterclaims, all as if fully set forth herein.

     42. Deny the allegations of paragraph 126 of Dana's Counterclaims.

     43. Deny the allegations of paragraph 127 of Dana's Counterclaims.

     44. In response to paragraphs 128 of Dana's counterclaims, repeat and reallege their allegations in paragraphs 1 through 84 of the First Amended Complaint for Declaratory and Injunctive Relief, and their answers to paragraphs 85 through 127 to Dana's Counterclaims, all as if fully set forth herein.

     45. Deny the allegations of paragraph 129 of Dana's Counterclaims and respectfully refer the Court to the Tender Offer Materials, as amended, for their contents.

     46. Deny the allegations of paragraph 130 of Dana's Counterclaims.

     47. Deny each and every allegation of Dana's Counterclaims not specifically admitted, and further aver that any allegation admitted is admitted only as to the specific facts

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admitted, and not as to any characterization, implication, speculation or conclusion in the allegation or in Dana's Counterclaims as a whole.

                   FIRST AFFIRMATIVE DEFENSE TO COUNTERCLAIMS

     48. The Counterclaims alleged in Dana's Counterclaims are barred because Dana has an adequate remedy at law.

                   SECOND AFFIRMATIVE DEFENSE TO COUNTERCLAIMS

     49. The Counterclaims alleged in Dana's Counterclaims are barred because Dana has acted inequitably and/or with unclean hands.

                   THIRD AFFIRMATIVE DEFENSE TO COUNTERCLAIMS

     50. The Counterclaims alleged in Dana's Counterclaims are banned by the doctrines of waiver, estoppel, laches, and/or IN PARI DELICTO.

                   FOURTH AFFIRMATIVE DEFENSE TO COUNTERCLAIMS

     51. The Counterclaims alleged in Dana's Counterclaims are barred because Dana lacks standing to assert them.

                   FIFTH AFFIRMATIVE DEFENSE TO COUNTERCLAIMS

     52. The Counterclaims alleged in Dana's Counterclaims fail to state a claim.

                              RESERVATION OF RIGHTS

     53. Plaintiffs-Counterclaim Defendants reserve their rights to assert other defenses when and if they become appropriate.

                                PRAYER FOR RFLIEF

     WHEREFORE, Plaintiffs-Counterclaim Defendants respectfully request that this Court:

     a) grant Plaintiffs-Counterclaim Defendants judgment against the counterclaims of Defendant-Counterclaim Plaintiff Dana Corporation;

     b) award Plaintiffs-Counterclaim Defendants their costs and disbursements incurred in defending against the counterclaims of Dana Corporation, including reasonable attorneys' and experts' fees;

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     c) grant Plaintiffs-Counterclaim Defendants the relief prayed for in their
First Amended Complaint for Declaratory and Injunctive Relief; and

     d) grant Plaintiffs-Counterclaim Defendants such other and further relief as this Court may deem just and proper.

                                        RESPECTFULLY SUBMITTED,

                                        ARVINMERITOR, INC., and.
                                        DELTA ACQUISITION CORPORATION



                                        By:  /s/
                                             -----------------------------------
                                                         Counsel

William B. Poff
Michael F. Urbanski
James R. Creekmore
WOODS, ROGERS & HAZLEGROVE, PLC
10 S. Jefferson Street, Suite 1400
P.O. Box 14125
Roanoke, VA 24038-4125

and

Wesley G. Howell
Adam H. Offenhartz
Jennifer H. Rearden
Robert E. Malchman
GIBSON, DUNN & CRUTCHER LLP
200 Park Avenue, 47th Floor
Now York, NY  10166-019

COUNSEL FOR PLAINTIFFS AND COUNTERCLAIM DEFENDANTS
ARVINMERITOR, INC., AND DELTA ACQUISITION CORPORATION